As filed with the Securities and Exchange Commission on November 28, 2001


            AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM SB-2 NO. 333-50426

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 2 ON
                                    FORM S-3
                          TO REGISTRATION STATEMENT ON
                                    FORM SB-2
                        UNDER THE SECURITIES ACT OF 1933



                                 PLANETCAD INC.
----------------------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
----------------------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   84-1035353
----------------------------------------------------------------------------------------------
                     (I.R.S. Employer Identification Number)

      2520 55TH STREET, SUITE 200, BOULDER, COLORADO 80301; (303) 209-9100
----------------------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

    JIM BRACKING, 2520 55TH STREET, SUITE 200, BOULDER, COLORADO 80301; (303) 209-9100
----------------------------------------------------------------------------------------------
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

                                   COPIES TO:

                 WHITNEY HOLMES, ESQ., HOGAN & HARTSON L.L.P.
ONE TABOR CENTER, SUITE 1500, 1200 SEVENTEENTH STREET, DENVER, COLORADO 80202; (303) 899-7300
----------------------------------------------------------------------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


                                ----------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


                                ----------------


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                                ----------------


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

                                ----------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________



                                ----------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                 Amount             Proposed Maximum       Proposed Maximum          Amount Of
    Title Of Shares               To Be             Aggregate Price           Aggregate             Registration
    To Be Registered           Registered              Per Share            Offering Price            Fee (1)
-------------------------------------------------------------------------------------------------------------------
Common stock                   2,455,556                 $0.155 (2)            $380,611.18             $95.15
-------------------------------------------------------------------------------------------------------------------
Common stock
underlying warrants            1,200,000 (3)              $6.50 (4)          $7,800,000.00             $1,950
===================================================================================================================


(1) Previously paid.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average high and low sales prices of the Registrant's common stock, $0.01 par value per share, as reported on the American Stock Exchange on November 26, 2001.


(3) Pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares of common stock underlying warrants shown in the table above, an indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions contained in the warrants.


(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act on the basis of the price at which the warrants may be exercised.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

               SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2001


      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES DISCUSSED IN THIS PROSPECTUS MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS

                                 PLANETCAD INC.

                        3,655,556 SHARES OF COMMON STOCK
                      ------------------------------------

SECURITIES OFFERED...........   This Offering relates to the possible sale from
                                time to time of certain shares of PlanetCAD common stock, $0.01 par value per share, and shares of PlanetCAD common stock underlying warrants owned by certain of our stockholders.
                                A list of the selling stockholders and the securities (including the securities underlying the warrants) being registered on their behalf is included in "Selling Security Holders" beginning on page 12 of this prospectus. The selling stockholders may sell the shares being registered from time to time at the prevailing market rate or in negotiated transactions. The selling stockholders may sell such shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. No period of time has been fixed within which the shares being registered may be offered or sold.


USE OF PROCEEDS..............   We will not receive any of the proceeds from
                                the sale of shares of common stock by the selling stockholders. However, if one or more of the selling stockholders exercises its rights under the warrants, we could receive up to $7.8 million in gross proceeds representing the exercise price for the shares of common stock underlying the warrants. All proceeds we receive, if any, will be used for general corporate purposes. We will not pay any underwriting commissions or discounts in the offering of these shares. We will, however, pay certain expenses incurred in the offering of the shares. For their shares, the selling stockholders will receive the purchase price of the shares sold less any agents' commissions and underwriters' discounts and other related expenses. For more information, see "Plan of Distribution" beginning on page 14 of this prospectus.


MARKET FOR THE SHARES........   Our common stock is listed on the American
                                Stock Exchange under the symbol "PCD."


                              ----------------


      INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. THEREFORE, WE URGE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS IN ITS ENTIRETY BEFORE MAKING AN INVESTMENT.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                      PROSPECTUS DATED NOVEMBER 28, 2001.

                               PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information appearing elsewhere in this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus.

PLANETCAD

      PlanetCAD Inc., formerly named Spatial Technology Inc., was incorporated in Delaware on July 7, 1986. We develop, market and support cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. For a more detailed description of our cycle time reduction software solutions, see "Material Changes - PlanetCAD's Business - Products and Technology - General" on page 9 of this prospectus. We operate predominantly in the manufacturing industry with focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.


      Our principal executive offices are located at 2520 55th Street, Suite 200, Boulder, Colorado 80301, and our telephone number is (303) 209-9100. Our Web site is www.planetcad.com. Information contained in our Web site or any Web site referred or linked to by our Web site is not part of this prospectus.

THE SELLING STOCKHOLDERS

      We have prepared this prospectus in connection with the registration of certain shares of our common stock previously issued to various investors in PlanetCAD in February 2000 and November 2000, and additional shares of common stock underlying certain warrants issued to those same investors in February 2000. For a list of these investors and their common stock and warrant holdings, see "Selling Security Holders" beginning on page 12 of this prospectus. We have an obligation to register these shares under the terms of agreements related to registration rights entered into between these selling stockholders and PlanetCAD in connection with their February 2000 and November 2000 investments.

RISK FACTORS

      See "Risk Factors" beginning on page 2 of this prospectus for a discussion of certain factors that you should consider in evaluating an investment in our common stock.

THE OFFERING

    Common stock outstanding......   12,427,696 shares


    Common stock and common stock
    underlying warrants being
    registered for selling
    stockholders..................   3,655,556 shares

    Use of proceeds...............   We will not receive any of the
                                     proceeds from the sale of shares of
                                     common stock by the selling
                                     stockholders.  However, if one or
                                     more of the selling stockholders
                                     exercises its rights under the
                                     warrants, we could receive up to
                                     $7.8 million in gross proceeds
                                     representing the exercise price for
                                     the shares of common stock
                                     underlying the warrants.  All
                                     proceeds we receive, if any, will be
                                     used for general corporate purposes.

    American Stock Exchange
    symbol........................   "PCD"

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


      THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED) THAT HAVE BEEN MADE PURSUANT TO THE PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES, AND PROJECTIONS ABOUT OUR INDUSTRY, MANAGEMENT BELIEFS, AND CERTAIN ASSUMPTIONS MADE BY OUR MANAGEMENT. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS, AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES, AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH HEREIN UNDER "RISK FACTORS" ON PAGES 2 THROUGH 7 OF THIS PROSPECTUS. UNLESS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. IN ADDITION TO THE RISK FACTORS BELOW, YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SET FORTH IN OTHER REPORTS AND DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE COMMISSION, PARTICULARLY OUR ANNUAL REPORTS ON FORM 10-KSB, QUARTERLY REPORTS ON FORM 10-QSB AND ANY CURRENT REPORTS ON FORM 8-K.


                                  RISK FACTORS

      IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING PLANETCAD AND OUR BUSINESS BECAUSE SUCH FACTORS CURRENTLY HAVE A SIGNIFICANT IMPACT, OR MAY HAVE A SIGNIFICANT IMPACT, ON THE FUTURE OF OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION, AND THE MARKET FOR OUR COMMON STOCK.

      WE ARE IMPLEMENTING A NEW AND UNPROVEN BUSINESS MODEL

      Our business model is new and unproven and may never be successful. The success of the business plan depends on a number of factors. These factors include:

      - competition from other supply chain management software developers, some of which are significantly larger or have significantly greater financial and marketing resources than us;
      - our ability to introduce and sell our products to supply chain manufacturers of our existing customers;
      - our ability to differentiate our product offerings from those of our competitors;
      - acceptance by customers of supply chain management functionality with engineering integration as a differentiator; and
      - our ability to implement new and additional services useful to the engineering software and supply chain manufacturing markets.


      We will need to develop new products and enhance existing products, services and software that stimulate and satisfy customer demand. If we fail to achieve these objectives, our business may not be viable. End-users and mid-market supply chain manufacturers may fail to adopt our supply chain management products and application services for a number of reasons, including:


      - lack of information technology budget to allocate for the purchase of our enterprise software solutions and services;
      - lack of knowledge and understanding of the return on investment and benefits provided with supply chain management applications with integrated engineering data exchange;
      - the look and feel of supply chain management products, quality and other manufacturing industry-related applications and services; and
      - actual or perceived limitations in selection and availability of supply chain management products, quality and other manufacturing industry-related applications and services.

      WE HAVE A LIMITED OPERATING HISTORY

      Although our company has been operating since July 1986, our PlanetCAD division was not introduced until June 1999 and our first PlanetCAD application service was not launched until November 1999. In November of the following year, we sold our component software division, the division around which we were founded, to a wholly owned subsidiary of Dassault Systemes Corp. Since that time, with the acquisition in June 2001 of our supply chain management application services capabilities, we have changed the focus of our PlanetCAD operations from providing Web-based applications services to providing cycle time reduction services and solutions for the manufacturing supply chain. For a more detailed description of our cycle time reduction software solutions, see "Material Changes - PlanetCAD's Business - Products and Technology - General" on page 9 of this prospectus. The limited history and continuing evolution of our PlanetCAD operations makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies attempting to use technology to change long-established businesses and consumer behavior. These risks and uncertainties are discussed throughout this section. If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue or become profitable.


      WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE


      As of December 31, 2000 and September 30, 2001, we recorded an accumulated deficit of $18.8 million and $28.9 million, respectively. On a stand-alone basis, our PlanetCAD division experienced operating losses in each quarterly period since its inception. We expect to continue to incur net losses for the foreseeable future because our expected operating and marketing expenses will increase as we attempt to grow our business. With increased expenses, we will need to generate significant additional revenue to achieve profitability. As a result, we may never become profitable. Even if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or an annual basis.


      COMPETITION IN OUR INDUSTRY IS INTENSE

      The markets for our products and services are highly competitive, rapidly changing and subject to constant technological innovation. Participants in these markets face constant pressure to accelerate the release of new products, enhance existing products, introduce new product features and reduce prices. Many of our competitors or potential competitors have significantly greater financial, managerial, technical and marketing resources than we do. Actions by competitors that could materially adversely affect our business, financial condition and results of operations include:

      -  a reduction in prices for their products or services;
      -  increased promotion;
      - accelerated introduction of, or the announcement of, new or enhanced products, services or features;
      - acquisitions of competitive software applications or technologies from third parties; or
      -  product or service giveaways or bundling.

      In addition, our present and future competitors may be able to develop comparable or superior products or respond more quickly to new technologies or evolving standards. Accordingly, we may be unable to consistently compete effectively in our markets, competition might intensify or future competition may develop, all of which could materially adversely affect our business, financial condition, results of operations or market for our common stock.


      THE MARKET FOR OUR SUPPLY CHAIN MANAGEMENT SOFTWARE IS AT AN EARLY
STAGE


      The market for our supply chain management software and services is at an early stage of development. Our success depends on a significant number of buying organizations and marketplaces implementing our products and services. The implementation of our products by these organizations is often perceived as complex, time consuming and expensive. In many cases, these organizations must change established business practices and conduct business in new ways. Our ability to attract additional customers for our products and services will depend in large part on our ability to use our existing customers as reference accounts. Unless a critical mass of buying organizations, their suppliers and marketplaces adopt our supply chain management solutions, our products and services may not achieve widespread market acceptance and our business could be materially adversely affected.


      WE MAY FAIL TO MEET EXPECTATIONS BECAUSE OF THE IMPACT OF CHANGING GLOBAL ECONOMIC CONDITIONS ON OUR CUSTOMERS


      Our operating results can vary significantly based upon the impact of changes in global economic conditions on our customers. More specifically, the macro-economic environment of 2001 has proven more uncertain than in recent prior periods. The revenue growth and profitability of our business depends on the overall demand for supply chain management software and services, particularly in the markets in which we compete. Because our sales are primarily to corporate customers whose businesses fluctuate with general economic and business conditions, a softening of demand for computer software caused by a weakening economy may result in decreased revenues and lower growth rates. Customers may defer or reconsider purchasing our products if they experience a downturn in their business or if there is a downturn in the general economy.


      OUR REVENUES MAY FLUCTUATE BECAUSE OF UNPREDICTABLE ECONOMIC CYCLES AND UNCERTAIN DEMAND FOR OUR SUPPLY CHAIN MANAGEMENT CAPABILITIES


      Demand for our supply chain management and other services is affected by the general level of economic activity in the markets in which we operate, both in the United States and abroad. Our customers and the markets in which we compete to provide our products and services are likely to experience periods of economic decline from time to time. Adverse economic conditions may decrease our customers' willingness to make capital expenditures or otherwise reduce their spending to purchase our products and services, which could result in diminished revenues and margins for our business. In addition, adverse economic conditions could alter the overall mix of services that our customers seek to purchase, and increased competition during a period of economic decline could force us to accept contract terms that are less favorable to us than we might be able to negotiate under other circumstances. Changes in our product offering mix or a less favorable contracting environment may cause our revenues and margins to decline.

      WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL ON FAVORABLE TERMS OR
AT ALL

      We may need to raise additional capital to fund operating losses, develop and enhance our services and products, fund expansion, respond to competitive pressures or acquire complementary products, businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. In particular, at current market prices, it is unlikely that the selling stockholders will exercise any of the warrants held by them, which have an exercise price of $6.50 per share. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures will be significantly limited. In that event, our business could be harmed, our operating results and financial condition could be adversely affected and the market price for our common stock could decline.


      OUR PRODUCTS MAY CONTAIN UNDETECTED ERRORS


      Our business depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current products and services or enhancements until after they are deployed. In the past, we have discovered software errors in some new products and enhancements after their introduction. We may find errors in current or future new products or releases after commencement of commercial use. If we market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our current and future sales, or result in expenses and liabilities that could reduce our operating results and adversely affect our financial condition and market for our common stock.

      WE DEPEND ON SWIFT AND TIMELY INTRODUCTIONS OF NEW PRODUCTS

      We compete in an industry continuously faced with evolving standards and rapid technological developments. New products are introduced frequently and customer requirements change with technology developments. Our success will depend upon our ability to anticipate evolving standards, technological developments and customer requirements and accordingly to enhance our existing products. We have experienced delays in the development of certain new products and product versions. Additionally, we use third party development partners to facilitate the development of product enhancements and extensions. Delays in product development may adversely affect our business, financial condition and operating results. Negative reviews of new products or product versions could also materially adversely affect market acceptance.

      WE ARE DEPENDENT UPON KEY PERSONNEL AND THE ABILITY TO HIRE
ADDITIONAL PERSONNEL

      Our executive officers and key employees are vital assets. We depend on the ability to attract, retain and motivate high quality personnel, especially management, skilled development personnel and sales personnel. Competition for skilled development personnel with specialized experience and training relevant to supply chain management software is intense. There are a limited number of experienced people in the United States with the skills and training we require.


The loss of any of our key employees could materially adversely affect our business, financial condition or operating results. Our failure to recruit executive officers or key sales, management or development personnel would similarly harm our growth and competitiveness.

      WE MAY NOT BE ABLE TO EFFECTIVELY EXPAND OUR OPERATIONS

      Our future success will depend, in part, upon our ability to:

      - introduce competitive products on a timely basis;
      - continue to enhance our suite of products;
      - respond to competitive developments;
      - expand our sales and marketing efforts; and
      - attract, train, motivate and retain qualified management, software development and engineering personnel.

      Although we believe our systems and controls are adequate for our current level of operations, we may need to add personnel and expand and upgrade our systems and controls to meet these challenges. Failure to do so could have a material adverse effect upon our business, financial condition and results of operations.

      WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE RECENT ACQUISITIONS OR FUTURE STRATEGIC ACQUISITIONS


      In June 2001 we completed the acquisition of our supply chain management software solutions. In the future, we may find it necessary or desirable to acquire additional complementary businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. If our efforts are not successful, our business could be materially adversely affected.


      Completing any future acquisitions, and integrating our recent acquisition could cause significant diversions of management time and resources. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management's attention and the potential loss of key employees or customers of acquired operations. We may not be able to effectively integrate any such acquisitions, and our failure to do so could result in lost revenues or materially reduce our operating results.


      Furthermore, if we consummate one or more significant future acquisitions in which the consideration consists of our stock or other securities, our equity could be significantly diluted. If we consummate any significant future acquisitions in which the consideration consists of cash, a substantial portion of our cash available for operations could be depleted. Financing for future acquisitions may not be available on favorable terms, or at all.

      WE MAY BE EXPOSED TO RISKS OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS INFRINGEMENT

      Our proprietary technologies are critical to our success and ability to compete. We rely on trade secret and copyright laws to protect our proprietary technologies, but our efforts may be inadequate to protect these proprietary rights or to prevent others from claiming violations of their proprietary rights. We have no patents with respect to the technology we use. Further, effective trade secret and copyright protection may not be available in all foreign countries.

      We generally enter into confidentiality or license agreements with employees and consultants. Additionally, we seek to control access to and distribution of our proprietary software, documentation and other information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Monitoring and restricting unauthorized use of our proprietary information is difficult.

      The unauthorized misappropriation of our technology could have a material adverse effect on our business, financial condition, results of operations and market for our common stock. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

      We may also be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, is costly and could materially adversely affect our results of operations. These claims might require us to enter into royalty or license agreements with terms unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products or redesign or discontinue such products, any of which could materially reduce our sales and results of operations and cause a decline in the market price for our common stock.

      SALES OF OUR COMMON STOCK UNDER THIS PROSPECTUS MAY DEPRESS OUR
STOCK PRICE

      We are filing the registration statement of which this prospectus is a part for the benefit of certain of our stockholders as required by agreements related to registration rights we entered into with such stockholders in February and November 2000 in connection with their investment in our company. After this registration statement is declared effective, the holders of the shares covered by this registration statement will be able to sell such shares in the public market without restriction. Sales of a substantial number of shares of our common stock in the public market may reduce the market price of our common stock. The average daily trading volume of our common stock has been very low. Any sustained sales of shares by our existing or future stockholders or any increase in the average volume of shares traded in the public market may adversely affect the market price of our common stock.

      OUR STOCK PRICE IS HIGHLY VOLATILE

      The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

      -  fluctuations in our sales or operating results;
      - announcements of technological innovations or new software standards by us or competitors;
      -  published reports of securities analysts;
      -  developments in patent or other proprietary rights;
      -  changes in our relationships with development partners; and
      - general market conditions, especially regarding the general performance of comparable technology stocks.

      Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

      OUR COMMON STOCK MAY BE DELISTED IN THE FUTURE BY THE AMERICAN STOCK EXCHANGE


      Our common stock is listed on the American Stock Exchange under the symbol "PCD". The American Stock Exchange has certain minimum listing requirements that need to be maintained by us in order for us to remain a listing company on the American Stock Exchange. We believe that PlanetCAD is presently in compliance with such listing requirements, and we have not received any indication that the American Stock Exchange is taking a contrary position. If our common stock were to be delisted by the American Stock Exchange in the future, however, then public perception of the value of our common stock could be materially adversely affected. Accordingly, purchasers of our common stock could lose their investment and we could face greater difficulty raising capital necessary for our continued operations.

      WE FACE DIFFICULTIES DOING BUSINESS IN INTERNATIONAL MARKETS

      Our ability to sell our products and services in international markets will depend in part on risks inherent in doing business on an international level. Factors that may affect our international expansion efforts include:

      - our inability to obtain or resolve uncertainties concerning territorial rights to software;
      - copyright laws that are not uniform, or uniformly enforced, in all countries;
      -  export restrictions;
      -  export controls relating to encryption technology;
      -  longer payment cycles;
      -  problems in collecting accounts receivable;
      -  political and economic instability; and
      -  potentially adverse tax consequences.

      We have no control over many of these factors and the occurrence of any of them could harm our international business efforts.

                                 USE OF PROCEEDS

      The purpose of this offering is to register the shares of common stock owned by, and shares of common stock issuable upon exercise of the owned warrants by, the selling stockholders listed in this prospectus as required by the agreements regarding registration rights we entered into with certain investors in February and November 2000. The selling stockholders may sell the shares of common stock described in this prospectus from time to time, and we will not receive any of the proceeds from the sales. If one or more of the selling stockholders exercises its rights under the warrants, however, we could receive up to $7.8 million in gross proceeds representing the exercise price for the shares of common stock underlying the warrants. All proceeds we receive, if any, will be used for general corporate purposes, including, but not limited to, sales and marketing, research and development, capital expenditures and working capital. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to make strategic investments. Pending the use of any proceeds in this manner, any net proceeds will be invested principally in short-term, interest-bearing, investment-grade securities.


                                MATERIAL CHANGES


PLANETCAD'S BUSINESS


GENERAL


      PlanetCAD Inc. was incorporated in Delaware on July 7, 1986. We develop, market and support cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. See "Material Changes - PlanetCAD's Business - Products and Technology - General" on page 9 of this prospectus. We operate predominantly in the manufacturing industry with special focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.

      In July 2000, we acquired certain assets and liabilities of Prescient Technologies, Inc. and with it over 100 major manufacturing customers in the automotive, aerospace, electronics and other discrete manufacturing markets worldwide. The Prescient product line, PrescientQA-TM-, is an integrated suite of engineering quality tools that allows users, managers and key executives to quantitatively assess and improve the quality of their product models.


      In November 2000, we sold our computer-aided design, manufacturing and engineering component software division to a subsidiary of Dassault Systemes Corp. in a cash transaction for approximately $25 million, subject to certain adjustments contemplated by the purchase agreement, and amended our certificate of incorporation to change our name from "Spatial Technology Inc." to "PlanetCAD Inc." The sale of our component software division enabled us to focus our efforts entirely on our PlanetCAD division with the goal of addressing problems that affect data quality and interoperability in manufacturing. In the first quarter of 2001, we made a strategic decision, for a period of time, to use our Internet-based services as marketing tools to create name recognition in our market niche and to promote our enterprise solutions, rather than to generate revenues directly from our Internet services. Because we had recently sold our component software division, which had been our most widely recognized division, we placed more emphasis on increasing our presence in our targeted market. This strategy allowed us to concentrate on sales of our enterprise software.


      In June 2001, we acquired our supply chain management software from Capstone Ventures SBIC, L.P. and AI Research Corporation for an aggregate purchase price of $200,000 cash plus warrants to purchase up to 125,000 shares of our common stock for $1.00 per share. The software integrates or interfaces with our existing software solutions to perform background processing and enhances our other products and services that we market and sell to our customers. It also enables us to bundle, market and sell our software products and services directly to supply chain manufacturers, which contract with end-users and original equipment manufacturers, or OEMs, for the outsourced manufacturing of products developed and designed by others, including our existing OEM customers. Including supply chain manufacturers among our targeted customers significantly increases the potential market for our suite of software solutions. The software's background processing function will benefit our targeted customers by reducing the manual operation and manipulation of the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) data during the product translation process from the end-user's or the OEM's native CAD, CAM or CAE software application into a format that can be easily and readily used by our customers. The software also facilitates the rapid communication of that data with authorized parties. The automated process enables our customer to view and manipulate accurate data received electronically from the end-user or OEM and simultaneously receive other project information and instructions. This allows our customer, the supply chain manufacturer, to prepare a more accurate cost and timeline proposal for the manufacture of the product during the request-for-quote phase of the manufacturing process. It also helps to avoid manufacturing errors that can result from the supply chain manufacturer's inability to view uncorrupted electronic data without using the same software application used by the end-user or OEM. This cycle time reduction function, therefore, helps to speed the end-product's time to market. See "Material Changes - PlanetCAD's Business - Products and Technology - General" on page 9 of this prospectus for a more detailed explanation of the software's cycle time reduction function. Additionally, supply chain manufacturers which contract with end-users or OEMs that have not installed our supply chain management software will benefit from the automatic background processing such as conversion, translation and healing upon its receipt of the electronic data in the end-user's or OEM's native computer-aided design, manufacturing or engineering software application.

      Our enterprise software products are installed behind a corporate firewall to help manage transactions and interactive business processes by speeding engineering data flows between design and manufacturing engineers and their suppliers. Key features of our enterprise products include:

      - engineering data quality tools that allow engineers, managers and key executives to quantitatively assess and improve the quality of their product model data;
      - communication of product design data inside a corporate Intranet and between the end-users and OEMs and the supply chain manufacturers; and
      - a full featured viewing solution enabling a user to view, mark-up, measure and convert file formats without requiring the native applications.

      Our products include software solutions for data interoperability, data quality management, visualization and collaboration, and process automation. We focus on providing applications to enhance business practice in the following areas:

      - improve the accuracy of the design-to-manufacture process;
      - improve time to market;
      - lower manufacturing costs; and
      - enable the manufacture of higher quality products.


      We maintain our corporate headquarters in Boulder, Colorado, from which all executive, marketing, finance and administrative functions, customer service and most research and development functions, are executed. We have one wholly owned subsidiary, PlanetCAD Limited (United Kingdom), which assists in sales and licensing of our products internationally.

PRODUCTS AND TECHNOLOGY

      GENERAL

      We provide software tools and applications that enhance the value of engineering data in the manufacturing design and procurement supply chain by enabling cycle time reduction. During the traditional manufacturing process, if the supply chain manufacturer receives a product's specifications and design electronically, important data may be lost if the supply chain manufacturer does not use the same software application used by the data originator. In that event, a sample manufactured product is provided to the end-user or OEM for approval or modification. If the sample does not meet the end-user's or OEM's specifications, it must be modified by the supply chain manufacturer and sent again for approval or modification. This process is often repeated several times and is costly. "Cycle time" is a term used to describe the cycle of trial-and-error iterations it takes for the supply chain manufacturer to produce an end-product satisfactory to the end-user or OEM. Our cycle time reduction solutions enhance engineering processes and reduce product time-to-market by addressing product data quality, communication and downstream data interoperability. This includes, but is not limited to, computer-aided design data translation and healing that enables communication of engineering data with varying formats and precision, and data quality assurance tools that improve design quality and reduce or even eliminate iterations from electronic design to the finished product meeting the electronic design standards.


      Our technology and products are based on JAVA, which is a cross-platform, highly-scalable and internet-enabled development software programming platform. Our JAVA-based technology and products enable efficient engineering information exchange and integration for professional manufacturing and design engineers worldwide. Engineers and managers can benefit from lower costs of production and accelerated introduction of products to market.


      Our enterprise software products include PrescientQA, IntraVision and our recently acquired supply chain management software. In addition, we offer professional services that help implement a transparent integration of cycle time reduction solutions with existing manufacturing systems in corporate product design and production processes.

      PRESCIENTQA

      Our PrescientQA product line is an integrated suite of engineering quality tools that provides quality software solutions for manufacturers in the aerospace, automotive, electronics and other discrete manufacturing industries. These enterprise-based products detect, assess, correct and prevent product development problems caused by inaccurate, incomplete or inconsistent design modeling practices. The core components of the PrescientQA suite include:

       - DriveQA-TM-:     DriveQA is a management tool that acquires,
                          summarizes, analyzes, reports and depicts engineering quality metrics to determine the effectiveness of an engineering organization's design process. It provides the critical quality measurement data that a company can use to improve the product development process, and to institute training, standards reviews or other corrective measures to solve costly and time-consuming quality errors.


       - DesignQA-        DesignQA detects, assesses, corrects and prevents
         Registered-      product development problems caused by inaccurate,
         Trademark-:      incomplete or inconsistent design modeling practices.


       - Geometry-QA-TM-: Geometry-QA reduces the number of iterations from electronic design to the finished product meeting the electronic design standards required to bring new products to market by identifying and eliminating geometric problems that hinder data exchange with suppliers and internal customers and impact the manufacturability of the end product.


       - Certify-QA-TM-:  Certify-QA is a tool that analyzes computer-aided design data within the product data management (PDM) system to report substandard models and prevents poor models from being submitted to the system.


       - AuditQA-TM-:     Audit-QA is the initial consultation service to help
                          companies identify quality problems affecting the organization and establish an economic return-on-investment and implementation plan for deploying quality tools in the engineering process.


      Our PrescientQA suite provides quality solutions that work in many different design environments and interacts with and obtains design information from leading engineering design systems, including CATIA-Registered Trademark-from Dassault and Unigraphics-Registered Trademark- from UGS. To help ensure that our Prescient QA software products contain the best quality programming code and to help ensure that we provide the best quality support for these design systems, we seek to maintain close and high-level relationships with each of these developers.


      INTRAVISION-REGISTERED TRADEMARK-


      Our IntraVision product provides users with a single tool to access various forms of product data (legacy information, plot files, documents and computer-aided design models) produced from a variety of different applications, enabling them to share, communicate and review data used in the creation, support and maintenance of manufactured products. IntraVision preserves the intelligence found in the native computer-aided design, manufacturing and engineering file. Supporting over 300 file formats, IntraVision provides users the ability to view, measure, mark-up and manipulate the accurate data of original designs and concurrent engineering processes without the native applications. IntraVision supports all major computer-aided design formats, including ACIS-Registered Trademark-, SAT-Registered Trademark-, AutoCAD, CATIA-Registered Trademark-, IGES, Pro/ENGINEER-Registered Trademark- (Pro/E), STEP, STL, VDA-FS and VRML. IntraVision's robust direct format support preserves the intelligence of native computer-aided design, manufacturing and engineering files, enabling the user to work with accurate, original design data and concurrent engineering processes. In this way, IntraVision preserves high-quality data for down-stream systems, suppliers and business partners, without the errors that typically come with conversion to a proprietary format.


      SUPPLY CHAIN MANAGEMENT SOFTWARE


      Our recently acquired supply chain management software provides users with a tool that automatically converts, translates and communicates various forms of product data from the end-user's or the OEM's native computer-aided design, manufacturing and engineering software application in a format that can be used by the supply chain manufacturer with whom they may contract for the outsourced manufacturing function. This automatic process enables the supply chain manufacturer to view and manipulate accurate data received electronically from the end-user or OEM. Additionally, supply chain manufacturers with access to our supply chain management software and which contract with end-users or OEMs that have not installed our supply chain management software will benefit from the automatic conversion and communication process described above upon its receipt of the electronic data in the end-user's or OEM's software application.

DEVELOPMENT CONSULTING SERVICES

      We also provide consulting services to our customers to help them integrate our products into their enterprise or customize our products to address their unique requirements. We believe that providing our customers with this high level of service will help retain and attract new business and differentiate us from our competitors.

CUSTOMERS

      Our existing customers are typically from the automotive, aerospace, electronics and other discrete manufacturing markets worldwide and they use our cycle time reduction solutions to access, exchange and share product data throughout their engineering and manufacturing processes to reduce their costs of innovation and product development. Many customers are Fortune 1000 manufacturers who manage the production process through a wide network of suppliers needing access to engineering data rapidly and without manual intervention. Significant customers include Lockheed Martin, Heidelberg Americas, Silicon Graphics, Black & Decker, Freightliner Trucks, Boeing Helicopter, Boeing Rocketdyne, Gulfstream Aircraft and Sandia National Laboratories. While one customer accounted for 13% of our sales for 2000, we are not dependent on any one major customer and no other customer accounted for more than 10% of our sales during 2000 or during the first three quarters of 2001.


      With the introduction of our supply chain management software, we will also target middle market supply chain manufacturers which service our existing customers and other OEMs and which have annual revenues of approximately $200 million to $800 million. By providing the supply chain manufacturers with accurate access to product design data, they may interface directly with an OEM's procurement, design and engineering divisions to access, exchange and share product data accurately and efficiently, reducing manufacturing iterations, improving the end-product's time to market and reducing overall manufacturing costs. Of our existing customers contacted, three have indicated an interest in supplying us with a beta test site for, and one has indicated its desire to purchase, our supply chain management software.

RESEARCH AND PRODUCT DEVELOPMENT

      We believe that our continued growth will depend in large part on our ability to maintain and enhance our current products, develop new products and maintain technological competitiveness. We have built a development group with specialized industry-specific development techniques in advanced mathematics and C++ programming. During 1999 and 2000, our research and development expenses were $1.0 million and $6.3 million, respectively.

      We augment our internal development capabilities through a network of development partners who have complementary programming expertise. Depending on the product involved, we may either own, co-own or license the technology we market and distribute. For many products, we have exclusive rights to market and distribute the technology. We utilize development partners to reduce our research and development expenses and to obtain the expertise of skilled programmers who are not our employees.

SALES, MARKETING AND DISTRIBUTION

      We sell our software products through our direct and indirect worldwide sales organization. We maintain two offices for our direct sales force: one is located in Boulder, Colorado and the other is located in the United Kingdom. Application specialists provide support to prospective customers on product information and deployment options to compliment our direct sales force. Our pre-sales support is comprised of four employees.


      We primarily target our marketing efforts at senior executive and engineering management. In connection with our supply chain management software product, we will primarily target our marketing efforts at senior executive management and engineering, procurement and manufacturing executives. Our marketing efforts are designed to generate new sales opportunities for our various products and create brand awareness. We engaged in numerous marketing activities in 2000 and during the first three quarters of 2001, including online and offline advertising, direct e-mail campaigns, participation in trade shows and public relations.

CUSTOMER SERVICE AND SUPPORT

      We believe that customer service and support is critical to the success of our products. Customer phone calls or e-mails are answered and managed by our support professionals who review customer communications with the appropriate development group and coordinate the response to the customer. Our response time varies depending upon the complexity of the question or issue at hand, but we generally respond within 24 hours.

      As part of our licensing arrangements for all products, we offer maintenance services that include technical updates and product support. To date, a majority of our customers have purchased these maintenance services, which we offer on a renewable basis for an annual fee. These services allow our customers full access to the products they have licensed, including all new releases, telephone support and other support required to effectively utilize our products.

COMPETITION

      The markets for our products are highly competitive, subject to rapid change and characterized by constant demand for new product features and pressure to accelerate the release of new products and product enhancements and to reduce prices. We face potential competition on several fronts, including both larger mechanical engineering software and supply chain management software companies and smaller start-ups. Depending on the product, our competitors include INCAT Systems, Inc., Parametric Technology Corporation, TransCAT GmbH, International TechneGroup Incorporated, webplan Corp., Logility Inc. and Manugistics Inc. A number of other large companies compete with us indirectly because they provide similar products to our customers, or potential customers, bundled with the purchase of other products.

INTELLECTUAL PROPERTY

      We regard our technology as proprietary and we rely heavily on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect our products and technology. Currently, we do not have any patents with respect to our technology. Existing copyright laws afford only limited protection, and it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. Because we license portions of our technology and also resell certain component extensions of third party software developers to unrelated third parties, it is difficult to monitor what those third parties do with the licensed or sold property.

      While we are not aware that any of our products infringe upon the proprietary rights of any third parties, it is possible that third parties may claim infringement by us with respect to current or future products. We expect that we could increasingly be subject to such claims as the number of products and competitors in the supply chain management, enterprise solutions and product data software markets grow and the functionality of such products overlap with other industry segments.

EMPLOYEES

      As of November 26, 2001, we had 31 full-time employees, 18 of whom were engaged in product development, quality assurance and technical support, 8 of whom were engaged in sales and marketing and 6 of whom were engaged in administration. Our employees are not subject to any collective bargaining agreements, and we believe our relations with our employees are good.





                            SELLING SECURITY HOLDERS


      The following table lists the selling stockholders, and (i) the number of shares of our common stock and common stock underlying warrants currently owned by each such stockholder, (ii) the number of such shares being offered for resale by this prospectus by each such stockholder, and (iii) assuming each such stockholder sells all of the shares offered for resale, the number of shares such stockholder will own after the completion of this offering. Except as otherwise indicated in the footnotes to the table, no selling stockholder has had any position, office or other material relationship, other than as a stockholder, with us during the past three years. In connection with this offering, each of the selling stockholders may sell any or all of the shares being offered hereby from time to time or may sell none at all. The registration of the shares offered by this prospectus does not necessarily mean that a selling stockholder will sell all or any of the shares or exercise all or any of the warrants owned by such stockholder.



                                                                                             TOTAL NUMBER OF
                                                                                 TOTAL      SHARES AND SHARES
                                                              NUMBER OF        NUMBER OF       UNDERLYING
                                                                SHARES           SHARES      WARRANTS OWNED
                                                 NUMBER       UNDERLYING       OFFERED BY   ASSUMING SALE OF
                                               OF SHARES       WARRANTS           THIS        ALL OFFERED
NAME OF INVESTOR                                 OWNED          OWNED          PROSPECTUS        SHARES
----------------                               ---------      ----------       ----------   -----------------
Capstone Ventures SBIC, L.P.(1)(2)               481,884         392,598          786,232         88,250
The Roser Partnership III, SBIC, LP              413,044         260,870          673,914              -
J.F. Shea Co., Inc. as Nominee 2000-25           316,667         200,000          516,667              -
Cypress Growth Fund III, L.P.                    275,362         173,913          449,275              -
Dassault Systemes Corp.(3)                       830,918         173,913        1,004,831              -
Dolphin Offshore Partners, L.P.                  137,681          86,956          224,637              -
-------------------------------                ---------       ---------        ---------         ------

          Total                                2,455,556       1,288,250        3,655,556         88,250
          =====                                =========       =========        =========         ======


----------------------------

(1) On February 22, 2000, we issued an aggregate of 1.9 million shares of common stock and warrants to purchase 1.2 million shares of common stock to the selling stockholders listed in the table above, including Capstone Ventures SBIC, L.P., pursuant to the terms of a stock purchase agreement. Under the agreement, Capstone has the right to designate one director to serve on our board of directors for so long as all of the February 2000 investors collectively own 10% of our outstanding shares of common stock. Eugene J. Fischer, an executive officer in Capstone's affiliated entities, was designated by Capstone as one of our directors and was recently appointed Chairman of our board of directors. Capstone individually owns beneficially more than 5% of our outstanding shares of common stock.


(2) On June 1, 2001, we issued a warrant to purchase 88,250 shares of common stock to Capstone pursuant to an asset purchase agreement. The warrant was issued in partial consideration for the purchase from Capstone and AI Research Corporation of our supply chain management software. Such 88,250 shares are not a part of the shares being offered for resale by this prospectus.


(3) On November 14, 2000, Dassault's wholly owned subsidiary purchased our component software division. In connection with the sale, we entered into a number of intellectual property agreements and licenses for various software and other products with Dassault. Dassault owns more than 5% of our outstanding shares of common stock.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES





INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

      Our bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

      In addition, our certificate of incorporation, as amended and in effect as of the date of this prospectus, provides that the liability of its directors for monetary damages will be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to PlanetCAD and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to PlanetCAD, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

      We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify each such person to the fullest extent authorized or permitted by the provisions of our certificate of incorporation and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made a party by reason of the fact that they are or were acting as a director, officer, employee or other agent of PlanetCAD or any of our affiliated enterprises. Delaware law permits this indemnification, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of PlanetCAD and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, we maintain director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of PlanetCAD.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.





                             PLAN OF DISTRIBUTION

      We are registering the shares offered by the selling stockholders described in this prospectus pursuant to covenants and contractual registration rights contained in a registration rights agreement, dated as of February 18, 2000, among PlanetCAD and the selling stockholders identified in this prospectus, and a share purchase agreement, dated November 14, 2000, between PlanetCAD and Dassault Systemes Corp., one of the selling stockholders identified in this prospectus. The selling stockholders may sell all, some or none of the shares of PlanetCAD common stock offered by this prospectus from time to time directly to purchasers in one or more transactions. Sales may be made on the American Stock Exchange or in private transactions or in a combination of such methods of sale. Such transactions may be at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholder or by agreement between the stockholder and underwriters or dealers who may receive fees of commissions in connection with the sale.


      Any of the selling stockholders may from time to time offer shares of PlanetCAD common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the shares for whom they may act as agent. Each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of PlanetCAD common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Alternatively, the selling stockholders may sell all or a portion of the shares of PlanetCAD common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or dealer. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the shares of PlanetCAD common stock as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best effort basis.

      From time to time, the selling stockholders may transfer, pledge, donate or assign shares of PlanetCAD common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of the prospectus. The number of the selling stockholders' shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of PlanetCAD common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

      A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of PlanetCAD common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares of PlanetCAD common stock by such broker-dealers. In addition, the selling stockholder may, from time to time, sell short the shares of PlanetCAD common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of PlanetCAD common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

      The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of PlanetCAD common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of PlanetCAD common stock described herein, and any selling stockholder may transfer, devise or gift such securities by other means not described herein.

      We have agreed to keep the registration of the shares offered by this prospectus effective until all of the shares offered by this prospectus either
(1) may be immediately sold to the public without registration or restriction pursuant to Rule 144(k) under the Securities Act or (2) have been sold. We will pay substantially all of the expenses incurred by the selling stockholders and PlanetCAD incident to the offering and sale of the shares described herein, excluding broker's fees, underwriting discounts, commissions and similar selling expenses. These expenses may include, but are not limited to, registration, listing and qualification fees, printers and accounting fees, the fees and disbursements of our counsel, and the fees and disbursements of counsel for the selling stockholders not in excess of $15,000. Our expenses in connection with the offering and sale of these shares are expected to be approximately $185,000. We will not receive any of the proceeds from the sale of securities by the selling stockholders. If one or more of the selling stockholders exercise their rights under the warrants, however, we could receive up to $7.8 million in gross proceeds, which represents the aggregate exercise price for all of the shares of common stock underlying the warrants. All proceeds we receive, if any, will be used for general corporate purposes.

      To the extent required, the specific shares of PlanetCAD common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                                LEGAL MATTERS

      Hogan & Hartson L.L.P. will pass upon certain legal matters for us regarding the validity of the PlanetCAD common stock described by and offered in connection with this prospectus.

                                   EXPERTS

      The consolidated financial statements of PlanetCAD Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Commission a registration statement on Form S-3. It includes all amendments, exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding our common stock and PlanetCAD, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. We are a reporting company and have filed or intend to regularly file annual, quarterly and current reports, proxy statements and other information with the Commission. Statements contained in this prospectus concerning the provision of documents filed as exhibits to the registration statement are necessarily summaries that disclose the material terms of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. You may read and copy all or any portion of the registration statement or any other document we have filed with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room's operations. We are required to file these documents with the Commission electronically. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.





      The Commission allows us to "incorporate by reference" information in this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except that any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.


      To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.


      The documents listed below that we have previously filed with the Commission are incorporated in this prospectus by reference and are considered to be a part of this prospectus. They contain important information about us and our financial condition.


      COMMISSION FILINGS:
      ------------------


      -  Annual Report on Form 10-KSB for the year ended December 31, 2000;


      -  Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;


      -  Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2001;


      -  Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001;


      -  Quarterly Report on Form 10-QSB for the quarter ended September 30,
         2001;


      -  Current Report on Form 8-K/A filed on April 2, 2001;

      -  Current Report on Form 8-K filed on July 19, 2001;


      -  Current Report on Form 8-K filed on September 20, 2001; and


      -  Current Report on Form 8-K/A2 filed on November 16, 2001.


      The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on October 16, 1996 is also incorporated in this prospectus by reference.


      All documents filed by us subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and will be part of this prospectus from the date of filing of such documents. These documents include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as well as proxy materials.


      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus (excluding exhibits that are not specifically incorporated by reference into such information). The documents incorporated by reference in this prospectus may be obtained by requesting them in writing, in person or by telephone from us at the following address and telephone number:


      PlanetCAD Inc.
      2520 55th Street, Suite 200
      Boulder, Colorado 80301
      Attention: Corporate Secretary
      (303) 209-9100

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      The following table sets forth all expenses payable by PlanetCAD in connection with the sale of the common stock being registered herein. All of the amounts shown are estimates except for the registration and listing fees.



ITEM                                     AMOUNT
Registration fee                        $2,050.77
Printing and engraving expenses        $20,000.00
Legal fees and expenses                $45,000.00
Listing fees                           $28,611.12
Accounting fees and expenses           $85,000.00
                                      -----------

      Total                           $180,661.89
                                      ===========



      Pursuant to the terms of the registration rights agreement, we are obligated to pay the expenses described above, and the fees and disbursements of one counsel for the selling stockholders up to a maximum of $15,000. The selling stockholders will not be responsible for any of these expenses except to the extent that fees and disbursements for selling stockholders' counsel exceed $15,000.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


      Under Section 145 of the General Corporation Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.


      Our bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.


      In addition, our certificate of incorporation, as amended and in effect as of the date of this registration statement, provides that the liability of its directors for monetary damages will be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to PlanetCAD and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors' duty of loyalty to PlanetCAD, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


      We have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify each such person to the fullest extent authorized or permitted by the provisions of our certificate of incorporation and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which they may be made a party by reason of the fact that they are or were acting as a director, officer, employee or other agent of PlanetCAD or any of our affiliated enterprises. Delaware law permits this indemnification, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of PlanetCAD and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, we maintain director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of PlanetCAD.


      At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any of our officers or directors.




ITEM 16. EXHIBITS



EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------
 4.1*                   Restated Certificate of Incorporation

 4.2* Certificate of Amendment to Restated Certificate of Incorporation

 4.3*                   Bylaws of PlanetCAD, as amended

 5 Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered

 23.1                   Consent of KPMG LLP

 23.2 Consent of Hogan & Hartson L.L.P. (contained in its opinion filed as Exhibit 5)

 24                     Power of Attorney (included on signature page)


---------------------

* Incorporated by reference to PlanetCAD's Registration Statement on Form SB-2, File No. 333-50426, filed November 21, 2000.






ITEM 17. UNDERTAKINGS






      (a)   PlanetCAD hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;


                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement; and


                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

      Commission by PlanetCAD pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.


            (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.


            (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.


      (b) PlanetCAD hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of PlanetCAD's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PlanetCAD pursuant to the provisions discussed above under the caption "Item
15. Indemnification of Directors and Officers," or otherwise, PlanetCAD has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of PlanetCAD in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on November 28, 2001.


                                    PLANETCAD INC.


                                    By: /s/ JIM BRACKING
                                        ----------------------------------------
                                        Jim Bracking
                                        President, Chief Executive Officer and
                                        Secretary

      Each person whose signature appears below constitutes and appoints Jim Bracking, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission or any state, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                   TITLE                          DATE
/s/ Jim Bracking            President, Chief               November 28,  2001
-----------------------     Executive Officer,
Jim Bracking                Secretary and Director


/s/ Joy Godesiabois         Chief Financial Officer,       November 28,  2001
-----------------------     Vice President and
Joy Godesiabois             Secretary
                              (Principal Accounting
                              Officer)

     *                      Chairman of the Board of       November 28,  2001
-----------------------     Directors
Eugene J. Fischer

     *                      Director                       November 28,  2001
-----------------------
Philip E. Barak

     *                      Director                       November 28,  2001
-----------------------
H. Robert Gill

/s/ James A. Fanella        Director                       November 28,  2001
-----------------------
James A. Fanella



*  By: /s/ Jim Bracking
       -----------------------------------
       Jim Bracking, as attorney-in-fact

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                  DESCRIPTION                                            PAGE
-------                 -----------                                            ----
 4.1*                   Restated Certificate of Incorporation

 4.2* Certificate of Amendment to Restated Certificate of Incorporation

 4.3*                   Bylaws of PlanetCAD, as amended

 5 Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered

 23.1                   Consent of KPMG LLP

 23.2 Consent of Hogan & Hartson L.L.P. (contained in its opinion filed as Exhibit 5)

 24                     Power of Attorney (included on signature page)


--------------------

* Incorporated by reference to PlanetCAD's Registration Statement on Form SB-2, File No. 333-50426, filed November 21, 2000.